UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

Post-Effective Amendment No. 1
to
FORM S‑8

REGISTRATION STATEMENT UNDER THE
Securities Act of 1933
______________________

CAPELLA EDUCATION COMPANY
(Exact name of Registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1717955 (I.R.S. Employer Identification No.)
Capella Tower 225 South Sixth Street, 9th Floor Minneapolis, Minnesota (Address of principal executive offices)	55402 (Zip Code)

LEARNING VENTURES, INC. 1993 STOCK OPTION PLAN
CAPELLA EDUCATION COMPANY 1999 STOCK OPTION PLAN
CAPELLA EDUCATION COMPANY 2005 STOCK INCENTIVE PLAN
(Full title of the plan)

Gregory W. Thom
Senior Vice President, General Counsel and Secretary
Capella Education Company
225 South Sixth Street, 9th Floor
Minneapolis, Minnesota 55402
(Name and address of agent for service)

(888) 227-3552
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐     Accelerated filer ☒ Non-accelerated filer ☐ Smaller reporting company ☐

EXPLANATORY NOTE
Capella Education Company (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2006 (Registration Statement No. 333-138742 and referred to herein as the “2006 Registration Statement”) with respect to shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), thereby registered for offer or sale pursuant to three equity compensation plans of the Company, including the Learning Ventures, Inc. 1993 Stock Option Plan (the “1993 Plan”), the Capella Education Company 1999 Stock Option Plan (the “1999 Plan”) and the Capella Education Company 2005 Stock Incentive Plan (the “2005 Plan”). The 2006 Registration Statement registered 125,783 shares of Common Stock for issuance under the 1993 Plan, 1,054,107 shares of Common Stock for issuance under the 1999 Plan and 3,013,000 shares of Common Stock for issuance under the 2005 Plan. No awards remain outstanding under the 1993 Plan or the 1999 Plan and, therefore, the remaining shares registered under the 2006 Registration Statement for the 1993 Plan and the 1999 Plan can be deregistered.
The Company has adopted a new equity incentive plan, the Capella Education Company 2014 Equity Incentive Plan (the “2014 Plan”), which replaces the 2005 Plan as of May 6, 2014, the date the Company’s shareholders approved the 2014 Plan. No future awards will be made under the 2005 Plan.
This Post-Effective Amendment is being filed solely to (i) deregister 4,100 shares registered under the 2006 Registration Statement that were reserved for the 1993 Plan, (ii) deregister 22,812 shares registered under the 2006 Registration Statement that were reserved for the 1999 Plan, and (iii) deregister the 830,888 shares registered under the 2006 Registration Statement that will not be used for awards under the 2005 Plan, but will instead be used for awards under the 2014 Plan (the “Carryover Shares”), which Carryover Shares are hereby deregistered under the 2006 Registration Statement.
Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2014 Plan, including but not limited to the Carryover Shares.
The Company may, from time to time, file additional post-effective amendments to the 2006 Registration Statement to deregister shares that subsequently become available for new awards under the 2014 Plan due to outstanding awards under the 2005 Plan being cancelled, expiring, being forfeited or being settled in cash, and transfer such shares to the New Registration Statement.

Item 8.    Exhibits.
Exhibit
24    Powers of Attorney.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota, on July 29, 2014.
CAPELLA EDUCATION COMPANY

By	/s/ J. Kevin Gilligan
J. Kevin Gilligan
Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 29, 2014:

Signature	Title
/s/ J. Kevin Gilligan	Chairman and Chief Executive Officer and Director (Principal Executive Officer and Director)
J. Kevin Gilligan

/s/ Steven L. Polacek	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Steven L. Polacek

/s/ Michael A. Linton*	/s/ David W. Smith*
Michael A. Linton Director	David W. Smith Director

/s/ Michael L. Lomax*	/s/ Jeffrey W. Taylor*
Michael L. Lomax Director	Jeffrey W. Taylor Director

/s/ Jody G. Miller*	/s/ Darrell R. Tukua*
Jody G. Miller Director	Darrell R. Tukua Director

/s/ Stephen G. Shank*
Stephen G. Shank Director

* Gregory W. Thom, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Company pursuant to powers of attorney duly executed by such persons (set forth in Exhibit 24 to this Registration Statement) on July 29, 2014.

/s/ Gregory W. Thom
Gregory W. Thom Attorney-in-Fact